Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-225382), S-3/ASR (No. 333-226086) and S-8 (No. 333-226537 and 333-205717) of Tallgrass Energy, LP of our report dated February 8, 2019 relating to the financial statements Rockies Express Pipeline LLC, which appears in this Form 10-K of Tallgrass Energy, LP.
/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 12, 2020